FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  January 18, 2001.


                             HIGH PLAINS CORPORATION

               (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)


200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas  67202                                   Identification No.)
(Address of principal
executive offices)


                                 (316) 269-4310
                         (Registrant's telephone number)


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Item 5  Other Information

Wichita, KS, January 18, 2001 -- High Plains Corporation (Nasdaq: HIPC) today announced a $1.6 million improvement in fiscal second quarter earnings over the same quarter of last year.

The ethanol producer's earnings for the quarter ended December 31, 2000 rose to $2,343,984 or $.14 per share, versus the $792,735, or $.05 per share reported for the like quarter ended December 31, 1999. After the strong second quarter results, year to date earnings are $3,641,581, or $.22 per share for the six months ended December 31, 2000, compared with only $179,115, or $.01 per share for the same six month period ended December 31, 1999. Revenues for the quarter rose 43 percent to $36,078,563 compared with $25,314,167 for the prior year's fiscal second quarter. Revenues for the six-month period were 36 percent higher than prior year. Additional financial details for the periods are shown in the table below.

"We are pleased with our performance this quarter, and the strong increase in profitability," said Gary Smith, President and CEO. "Strong ethanol markets have also helped, and continue to benefit our forward sales. While ethanol prices usually weaken in the summertime months, we have been able to contract over half of our summertime (April through September) volumes at prices averaging more than the wintertime contracts we now have. We also reached our goal of selling over three million gallons of industrial alcohol this quarter compared with only one and one-half million in the prior quarter. This is in accordance with our stated intention of diversifying our sales by building an industrial grade market presence. We still believe in the importance of creating and maintaining a presence in these markets even though margins in the fuel grade markets have increased so substantially," continued Smith. "We chose to enter into long term contracts with major industrial customers even though this created a shortage in our fuel ethanol supplies for the quarter. Fuel ethanol was purchased on the spot market to cover these shortages, resulting in a one-time expense. No similar charges are expected for our fiscal third quarter," he stated.

Smith also praised the Company's advances in commodity price risk management. "While fundamentals have been favorable for the industry, grain prices have increased somewhat, and spot natural gas prices have more than tripled over the prior year. Efforts to improve our risk management programs have shown their value in helping to stabilize these costs and achieve more predictable earnings. Improved risk management has helped us avoid the majority of these increased costs, and even though some price increases for these commodity inputs will be reflected in fiscal third quarter earnings, continued strong fuel ethanol prices are expected to offset these cost increases."

Smith also commented on the Company's proposed expansion of its York, Nebraska ethanol facility which was announced in late December. "We were pleased to complete an amendment to our original production incentive agreement with the state of Nebraska during this second quarter. This allowed us to recover the remaining incentive available under that initial program, which contributed significantly to our earnings for the quarter. While the benefits from that original program are now completed, we believe that the re-investment of those proceeds (approximately $1.1 million after tax) in the proposed expansion project will allow us to qualify for additional incentives in those expanded gallons under the new Nebraska incentive program adopted approximately two years ago," he said.

"We are optimistic about grain prices remaining low, and ethanol prices staying strong through the remainder of our fiscal year. Although we may not see earnings quite this high in our next quarter, we still expect good profitability. Earnings for even the historically weaker fiscal fourth quarter should be much better than prior years, as fundamentals look favorable compared to our typical fiscal fourth quarter. With half our year behind us and a continued outlook for strength in the second half of our fiscal year, we are positioned to have an excellent 2001," Smith concluded.

A conference call with management to review these results will take place Monday, January 22, 2001 at 10:00 a.m. CDT and 11:00 a.m. EDT. To participate in that teleconference, call 800-540-0559 approximately 10 minutes prior to the call. Tell the operator you wish to participate in call ID# Q517. A replay of the call will be available for approximately one week thereafter by dialing 800-695-2533.

Based in Wichita, Kansas, High Plains Corporation is among the nation's largest producers of ethanol. The company operates facilities in Colwich, Kansas, York, Nebraska, and Portales, New Mexico. Additional information about the Company can be found at its Web site, www.highplainscorp.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge


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                             High Plains Corporation
                        Unaudited Statement of Operations
               Three and Six Months Ended December 31, 2000 and 1999

                             Three Months Ended          Six Months Ended
                                 December 31,               December 31,
                             2000          1999          2000         1999

Net sales and revenues    $36,078,563  $25,314,167   $65,260,359  $48,017,818
Cost of goods sold         31,013,216   23,280,182    56,922,558   45,331,650
  Gross profit              5,065,347    2,033,985     8,337,801    2,686,168

Selling, general and
administrative expenses       950,359      750,750     1,755,172    1,653,538
  Operating income          4,114,988    1,283,235     6,582,629    1,032,630
Other income/(expense):
  Interest expense           (476,897)    (410,453)     (966,199)    (800,098)
  Interest and other income   112,284       19,034       210,100       33,664
  Gain on sale of assets            0       (1,612)            0       20,388
                             (364,613)    (393,031)     (756,099)    (746,046)
Net income before
  income taxes              3,750,375      890,204     5,826,530      286,584

Income tax (expense)/
  Benefit                  (1,406,391)     (97,469)   (2,184,949)    (107,469)

Net earnings              $ 2,343,984  $   792,735   $ 3,641,581  $   179,115

Basic and diluted
 earnings per share       $       .14  $       .05   $       .22  $       .01


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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:     January 18, 2001                  HIGH PLAINS CORPORATION


                                            /s/Gary R. Smith
                                            President & CEO